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AMERICAN ITALIAN PASTA COMPANY                                          |NEWS
                                                                        |RELEASE

Contact:

Paul Geist
Vice President & Corporate Controller
816-584-5611

For Immediate Release

            AMERICAN ITALIAN PASTA COMPANY PROVIDES CERTAIN LIQUIDITY
                             AND REVENUE INFORMATION

KANSAS CITY, MO, November 30, 2007 - American Italian Pasta Company (OTC:AITP),
the largest producer of dry pasta in North America, today provided certain liquidity and revenue information.

LIQUIDITY

As of fiscal year end  September  28,  2007,  the  Company  had total  liquidity resources  of $44.1  million,  consisting  of cash on hand of $16.6  million and
$27.5 million  available  under the Company's  $30.0  million  revolving  credit facility.

Total debt outstanding on September 28, 2007 was $242.0 million,  reflecting the
Company's $20.5 million  retirement of debt in fiscal year 2007. Total debt, net of cash,  was $225.4  million,  compared to $239.5  million as of September  29,
2006, reflecting a reduction in net debt of $14.1 million.

For the fiscal year ended  September 28, 2007, the Company's cash flows included the following items of significance: receipt of $3.0 million in anti-dumping and countervailing  duty income from the U.S. government under the Continued Dumping and Subsidy Offset Act of 2000 (which the Company  recorded as part of its first fiscal quarter revenue);  net cash interest of $28.2 million; cash taxes of $0.1 million;  capital  expenditures of $9.8 million;  net professional fees of $10.3 million relating to the Audit Committee  investigation,  shareholder  litigation and related matters;  management consulting fees of $4.0 million paid to Alvarez
& Marsal in connection with interim CEO and related  services;  and net proceeds from the sale of certain assets totaling $0.4 million.

The Company noted that all liquidity  amounts  outlined  above are unaudited and are subject to adjustments.

American Italian Pasta Co.
November 30, 2007

REVENUE INFORMATION

As  previously  announced,  the Company has  changed its  reporting  of revenues regarding certain promotional expenses,  treating them as a reduction in revenue as opposed to selling  and  marketing  expense on the  Company's  statements  of operations.  While this reclassification  reduces reported revenues, it does not
change  reported  net  income  (loss).   The  information  below  reflects  this
reclassification in both the 2006 and 2007 data:

For fiscal year ended  September 28, 2007,  total revenues were $397.8  million, increasing 8.5% from $366.8 million in the fiscal year ended September 29, 2006.
Overall  volume  increased 1.9% during that same period.  Excluding  liquidation sales  of $0.5  million  and  $1.5  million  in  fiscal  years  2007  and  2006, respectively,  revenue  increased 8.8% and volume increased 3.1% compared to the fiscal year ended September 29, 2006.

Total revenues were $110.2 million in the fourth fiscal quarter ended September
28, 2007, increasing 15.5% from $95.4 million in the fourth fiscal quarter ended
September 29, 2006. Overall volume increased 4.0% during the quarterly period, as compared to the previous fiscal year's quarter. Liquidation sales were less than $0.1 million in the fourth quarter of fiscal years 2007 and 2006.

The Company has previously noted that it had significant obsolete inventory from prior  periods and believes that  providing  the revenue and volume  information excluding the sale of this inventory provides additional  information  regarding the Company's  ongoing  operations.  The Company also noted that all  historical revenue  amounts  outlined  above are unaudited and are subject to  adjustments, including adjustments related to promotional expenses, accounting period cutoff, and other related  revenue  recognition  issues  resulting  from the  previously announced Audit Committee investigation.

COMPANY COMMENTS

"We are pleased with the  continued  progress in executing  our business  plan,"
said  Jim  Fogarty,  CEO of AIPC.  "Through  the  efforts  of our  talented  and dedicated  team, for both the quarter and full year, we delivered  growth in the important metrics of volume, revenues and cash flow. These results are important as we remain focused on  implementing  our business  initiatives  and moving the
Company forward."

"Under Jim's  leadership,  the team continues to make great progress," said Jack
Kelly,  COO of AIPC.  "I am pleased to be part of this team and look  forward to assuming the duties of CEO with this solid foundation in place."

American Italian Pasta Co.
November 30, 2007

ABOUT AIPC

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest  producer of dry pasta in North America.  The Company has four plants that are located in Excelsior  Springs,  Missouri;  Columbia,  South
Carolina;   Tolleson,   Arizona  and   Verolanuova,   Italy.   The  Company  has
approximately 600 employees located in the United States and Italy.

When used in this release,  the words "anticipate,"  "believe,"  "estimate," and
"expect"  and similar  expressions  are  intended  to  identify  forward-looking statements, but are not the exclusive means of identifying these statements. The statements by the Company  regarding the expected  liquidity  position as of the end of fiscal 2006 and 2007 and the expected  revenues for the fourth quarter of fiscal  2007 and fiscal  2006 and the full year of fiscal  2007 and fiscal  2006 periods are  forward-looking.  Actual results or events could differ materially.
The  differences  could be  caused by a number of  factors,  including,  but not limited to, the findings of the Audit  Committee  investigation,  the  Company's review of its  financial  statements,  a review  and/or  audit of the  Company's financial  statements by its independent  registered public accounting firm, the
SEC staff review, and the conclusions reached regarding financial reporting. The
Company will not update any forward-looking  statements in this press release to reflect future events.

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